United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 15, 2007

(Date of Report – Date of earliest event reported)

DayStar Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	50508	84-1390053
(State or other jurisdiction of incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)

13 Corporate Drive Halfmoon, New York	12065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 383-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Introduction a Material Definitive Agreement

On June 15, 2007, DayStar Technologies, Inc. (the “Company”) entered into a series of agreements with LC Capital Master Fund, Ltd. (“Lender”) and Lampe, Conway & Co., LLC (“Lampe Conway”) pursuant to which the Lender provided four million dollars ($4,000,000) of bridge financing to the Company. To effect the bridge financing the Company issued a secured fixed-rate note in the aggregate principal amount of four million dollars ($4,000,000).

The Loan Agreement was entered into by and among the Company, Lender and Lampe Conway (the “Loan Agreement”). Pursuant to the Loan Agreement, the Lender agreed to purchase from the Company and the Company agreed to issue and sell to the Lender a secured fixed-rate note in the aggregate principal amount of $4,000,0000 (the “Note”). The Company shall pay interest on the unpaid principal amount of the Note at a rate of 10% per annum, payable monthly in cash. The Note is due in full on December 15, 2007 and may be prepaid at any time. The Company must pay all outstanding principal at a premium of 102% plus all accrued and unpaid interest at the time of payment. The Company is currently able to use $1.5 million of the loan proceeds. If there is no continuing event of default the Company will be able to use another $1.2 million 30 days after June 15, 2007. There are no financial covenants. The Note is secured by a lien on all of the Company’s assets.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Loan Agreement by and among the Company, LC Capital Master Fund, Ltd. and Lampe, Conway & Co., LLC dated June 15, 2007.

10.2	Security Agreement by and between the Company and Lampe, Conway & Co., LLC dated June 15, 2007.

10.3	Secured Fixed-Rate Note issued to LC Capital Master Fund, Ltd. dated June 15, 2007.

10.4	Subsidiary Guaranty by and between DayStar Solar, LLC and Lampe, Conway & Co., LLC dated June 15, 2007.

10.5	Intellectual Property Security Agreement by and among the Company, DayStar Solar, LLC and Lampe, Conway & Co., LLC dated June 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

/s/ Stephan DeLuca
Stephan DeLuca
Chief Executive Officer

Dated: June 21, 2007